Exhibit 10.1

AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of May 31, 2007 (this “Amendment”), is entered into by Ferrellgas Receivables, LLC, a Delaware limited liability company (“Seller”), Ferrellgas, L.P., a Delaware limited partnership (“Ferrellgas”), as initial Servicer (the initial Servicer together with Seller, the “Seller Parties” and each, a “Seller Party”), JPMorgan Chase Bank, N.A. (“JPMorgan Chase” and, together with its successors and assigns hereunder that become Committed Purchasers, the “Financial Institutions”), Jupiter Securitization Company, LLC (f/k/a Jupiter Securitization Corporation, “Jupiter”), Fifth Third Bank (“Fifth Third”), and JPMorgan Chase Bank, N.A., as agent for the Purchasers hereunder or any successor agent hereunder (together with its successors and assigns hereunder, the “Agent”) with respect to the Second Amended and Restated Receivables Purchase Agreement dated as of June 6, 2006 among the parties (as heretofore amended, the “Existing Agreement”). The Existing Agreement, as amended hereby, is hereinafter referred to as the “Agreement.” Unless defined elsewhere herein, capitalized terms used in this Amendment shall have the meanings assigned to such terms in Exhibit I to the Existing Agreement.

W I T N E S S E T H :

WHEREAS, the parties hereto desire to amend the Existing Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments.

1.1. Section 1.1(b) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:

(b) Not more than once per calendar month, Seller may, upon at least 5 Business Days’ notice to the Agent (who will promptly forward a copy of each such notice to the Purchasers):

(i) terminate in whole or reduce in part, ratably between the Purchaser Groups (and, within the Jupiter Group, ratably among the Financial Institutions), the unused portion of the Purchase Limit and the Group Purchase Limits; provided that each partial reduction of the Purchase Limit shall be in an amount equal to $5,000,000 or an integral multiple thereof; or

(ii) increase, ratably between the Purchaser Groups (and, within the Jupiter Group, ratably among the Financial Institutions), the Purchase Limit in an aggregate amount equal to $5,000,000 or an integral multiple thereof; provided that the Purchase Limit may not be increased to more than $160,000,000.

Each increase or decrease in the Purchase Limit shall increase or decrease (as applicable) (A) the aggregate Commitments by a like amount, which aggregate increase or decrease shall be apportioned amongst the various Committed Purchasers’ Commitments ratably in accordance with their respective Committed Purchaser Percentages, and (B) the Group Purchase Limits by an amount equal to their respective Percentages of such increase or decrease, as applicable. Each notice of an increase or of a partial decrease in the Purchase Limit shall be accompanied by an updated version of Schedule A hereto bearing the effective date of such increase or decrease.

1.2. Section 6.2(a) of the Existing Agreement is hereby amended to insert after the term “Monthly Report” where it appears “, Weekly Report”.

1.3. Section 8.5 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:

Section 8.5. Reports.

(a) The Servicer shall prepare and forward to the Agent (i) on the 18th day of each month hereafter or if any such day is not a Business Day, on the next succeeding Business Day (each, a “Monthly Reporting Date”), a Monthly Report and (ii) at such times as the Agent or Fifth Third shall reasonably request, a listing by Obligor of all Pool Receivables together with an aging of all Pool Receivables. Additionally, at such more frequent times as the Agent or Fifth Third shall reasonably request, upon five (5) days’ notice, the Servicer will furnish (x) a report calculating the amount of Eligible Receivables as of such date based on the information available to determine sales, credits, charge-offs and collections since the most recent Monthly Report, or (y) such other form of report in form and substance reasonably satisfactory to the Agent and Fifth Third with respect to the amount of Eligible Receivables based on available information. At any time that the Agent or Fifth Third shall request upon not less than five (5) days’ notice, the Servicer shall prepare and forward to the Agent an interim report setting forth all of the items covered in a Monthly Report, as of the date of such request, and in the same format as a Monthly Report.

(b) In addition to the Monthly Reports and other reports required under Section 8.5(a), on Tuesday of each week during the months of April, May and June or if any such day is not a Business Day, on the next succeeding Business Day (each, a “Weekly Reporting Date”), the Servicer shall prepare and forward to the Agent a Weekly Report as of the last Business Day of the week then most recently ended.

1.4. Section 9.1(k) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:

(k) As of the last day of any Measurement Period ending during the periods specified in the table below, the average of the three Measurement Periods then most recently ended for the Outstanding Balance of all Receivables included in the Purchaser Interests (regardless of whether they are Eligible Receivables on the date of determination) as to which any payment, or part thereof, remains unpaid for 91 days or more from the original due date for such payment shall exceed the percentage specified in the table below opposite such period:

Applicable
Period in Which Measurement Period Ends	Percentage
May or December, 2007	20.00%

June, October or November, 2007	25.00%

July, 2007	27.00%

August or September, 2007	29.00%

At all other times	16.50%

1.5. Each of the following definitions in the Existing Agreement is hereby amended and restated in its entirety to read as follows:

“Authorized Officer” means, with respect to any Person, its president, controller, treasurer, chief financial officer, director of finance or any similar officer performing the same function as any of the foregoing.

“Commitment” means for Fifth Third and each Financial Institution, as the case may be, its commitment to purchase Purchaser Interests from Seller in the aggregate amount set forth on Schedule A hereto, as the same may be updated from time to time pursuant to Section 1.1(b).

“Liquidity Termination Date” means May 29, 2008.

“Monthly Report” means a report, in substantially the form of Exhibit VI hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5(a).

“Monthly Reporting Date” has the meaning set forth in Section 8.5(a).

“Purchase Limit” means, on any date of determination, an amount equal to the sum of the Commitments set forth on Schedule A hereto, as the same may be updated from time to time pursuant to Section 1.1(b).

“Purchase Price” means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to Seller for such Purchaser Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date and (iii) the excess, if any, of 80% of the Net Asset Interest Balance on the applicable purchase date over the aggregate outstanding amount of Aggregate Capital determined as of the date of the most recent Monthly Report or Weekly Report, as applicable, taking into account such proposed Incremental Purchase.

1.6. The following new definitions are hereby added to Exhibit I to the Existing Agreement in their appropriate alphabetical order:

“Committed Purchaser Percentage” means, on any date of determination for each Committed Purchaser, the ratio (expressed as a percentage) of its Commitment to the total of all Committed Purchasers’ Commitments.

“Weekly Report” means a report in substantially the form of Exhibit VII hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5(b).

“Weekly Reporting Date” has the meaning specified in Section 8.5(b).

1.7. Exhibit VI to the Existing Agreement is hereby amended and restated in its entirety to read as set forth on Annex A hereto.

1.8. A new Exhibit VII in the form of Annex B hereto is hereby added to the Existing Agreement.

1.9. Schedule A to the Existing Agreement is hereby amended and restated in its entirety to read as set forth in Schedule A hereto.

1.10. In addition to the foregoing, each of the parties hereby agrees that, notwithstanding the terms of Section 10.3 of the Agreement, Seller’s obligation to pay for the cost of the Agent’s auditors’ 2007 audit prior to the date hereof of Seller’s books, records and procedures shall be capped at $15,000, with 50% of any audit fees or related disbursements in excess of that cap to be paid by each of the Agent and Fifth Third.

2. Representations and Warranties. In order to induce the other parties hereto to enter into this Amendment, each of the Buyer and the Originator hereby represents and warrants to each of the other parties hereto as follows:

(a) The execution and delivery by such party of this Amendment, and the performance of its obligations under the Agreement as amended hereby, are within such party’s organizational powers and authority and have been duly authorized by all necessary organizational action on its part;

(b) This Amendment has been duly executed and delivered by such party, and the Agreement, as amended hereby, constitutes such party’s legal, valid and binding obligation, enforceable against such party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and

(c) As of the date hereof, no event has occurred and is continuing that will constitute a Termination Event or a Potential Termination Event.

3. Conditions Precedent. This Amendment shall become effective as of the date first above written upon (a) execution by each of the parties of counterparts hereof and delivery of such executed counterparts to the Agent, and (b) receipt by each of Jupiter and Fifth Third of a fully-earned and non-refundable amendment fee of $30,000 in immediately available funds.

4. Miscellaneous.

(a) CHOICE OF LAW. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

(b) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

(c) Ratification of Agreement. Except as expressly amended hereby, the Agreement remains unaltered and in full force and effect and is hereby ratified and confirmed.

<Signature pages follow>

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

FERRELLGAS RECEIVABLES, LLC

By:

Name: Title:	Kevin T. Kelly Senior Vice President and Chief Financial Officer

FERRELLGAS, L.P.

By: Ferrellgas, Inc., its General Partner

By:

Name: Title:	Kevin T. Kelly Senior Vice President and Chief Financial Officer

JUPITER SECURITIZATION COMPANY, LLC

By: JPMorgan Chase Bank, N.A., as attorney-in-fact

By:

Mark J. Connor
Vice President

JPMORGAN CHASE BANK, N.A.,

Individually as a Financial Institution and as Agent

By:

Name: Title:	Mark J. Connor Vice President

FIFTH THIRD BANK

By:

Name: Title:	Brian Gardner Vice President

Schedule A to Amendment

SCHEDULE A

COMMITMENTS
As of May 31, 2007

Committed Purchaser	Commitment
JPMorgan Chase Bank, N.A.	$60,000,000
Fifth Third Bank	$60,000,000